EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Kaspien Holdings Inc. 2005 Long Term Incentive and Share Award Plan, as filed with the SEC, of our audit report dated April 29, 2022, with respect to the consolidated balance sheets of Kaspien Holdings Inc. and Subsidiaries as of January 29, 2022 and January 30, 2021, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the fiscal years then ended, and the related notes to the financial statements. Our report dated April 29, 2022 included an emphasis of matter paragraph relating to an uncertainty as the Company's ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC
August 29, 2022